As filed with the Securities and Exchange Commission on July 20, 2023

Registration No. 333-10659

Registration No. 333-97715

Registration No. 333-99949

Registration No. 333-187351

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 333-10659

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-97715

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-99949

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-187351

UNDER

THE SECURITIES ACT OF 1933

LIFE STORAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland	16-1194043
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6467 Main Street

Williamsville, New York 14221

(716) 633-1850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Extra Space Storage, Inc.

Attn: Corporate Secretary

2795 East Cottonwood Parkway, Suite 300

Salt Lake City, Utah 84121

(801) 365-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner

Kevin C. Reyes

Anthony A. Gostanian

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

(858) 523-5400

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment filed by Life Storage LLC (formerly Life Storage, Inc.) (the “Company”), deregisters all securities that remain unsold under the following registration statements on Form S-3 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-10659, registering 422,171 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company;

•

Registration Statement No. 333-97715, registering (i) 2,800,000 shares of Series C Convertible Cumulative Preferred Stock, (ii) Common Stock Purchase Warrants to purchase 379,166 shares of Common Stock, and (iii) 2,526,402 shares of Common Stock issuable upon conversion of the Series C Preferred Shares and upon exercise of the Purchase Warrants of the Company;

•

Registration Statement No. 333-99949, registering (i) 2,800,000 shares of Series C Convertible Cumulative Preferred Stock, (ii) Common Stock Purchase Warrants to purchase 379,166 shares of Common Stock, and (iii) 2,526,402 shares of Common Stock issuable upon conversion of the Series C Preferred Shares and upon exercise of the Purchase Warrants of the Company; and

•	Registration Statement No. 333-187351, registering 3,000,000 shares of Common Stock of the Company.

On April 2, 2023, the Company and Life Storage LP (“Life Storage OP” and, together with Life Storage, the “Life Storage Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Extra Space Storage Inc., a Maryland corporation (“Extra Space”), Extra Space Storage LP, a Delaware limited partnership (“Extra Space OP”), Eros Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Extra Space (“Extra Space Merger Sub”), and Eros OP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Extra Space OP (“Extra Space OP Merger Sub”). The Merger Agreement provides for, subject to the terms and conditions thereof, the combination of the Company and Extra Space through a series of transactions including, among others, (i) a merger of Extra Space Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Extra Space (the “Company Merger”) and (ii) a merger of Extra Space OP Merger Sub with and into Life Storage OP, with Life Storage OP continuing as the surviving entity and a wholly owned indirect subsidiary of Extra Space OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake, State of Utah, on July 20, 2023.

LIFE STORAGE LLC
(formerly Life Storage, Inc.)

By:	/s/ Gwyn G. McNeal
Name:	Gwyn G. McNeal
Title:	Manager

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933.